Exhibit 18.1
May 5, 2016

MetLife, Inc.
1095 Avenue of the Americas
New York, New York 10036

To the Board of Directors and Stockholders of MetLife, Inc.:
At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended March 31, 2016, of the facts relating to the change to eliminate the financial reporting lag for the Company’s subsidiary in Japan to align with the Company’s fiscal year-end. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of MetLife, Inc., that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.
We have not audited any consolidated financial statements of MetLife, Inc. and its subsidiaries as of any date or for any period subsequent to December 31, 2015. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of MetLife, Inc., or on the financial position, results of operations, or cash flows of MetLife, Inc. and its subsidiaries as of any date or for any period subsequent to December 31, 2015.

Yours truly,

/s/ Deloitte & Touche LLP
New York, New York